Exhibit 99.1

ISTA Pharmaceuticals To Issue

$40 Million 8% Senior Subordinated Convertible Notes

- Proceeds To Fuel ISTA’s Product Development Pipeline-

IRVINE, Calif. – June 22, 2006 – ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA), announced today it has entered into a definitive agreement with several institutional investors to issue $40 million aggregate principal amount of senior subordinated convertible notes. The sale of the notes is expected to close on or before June 23, 2006, subject to customary closing conditions.

ISTA expects to use the proceeds from this financing for general corporate purposes, including the expansion and acceleration of the development activities for ISTA’s product pipeline. The proceeds also are expected to be applied to fund ISTA’s future potential commercial launch of its fixed combination eye drop product containing prednisolone acetate and tobramycin. The timing of this potential launch is predicated upon ISTA’s timely filing of a New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) and the FDA’s acceptance and approval of the application.

The senior subordinated convertible notes will pay interest quarterly at an annual rate of 8%. ISTA may require the holders of the notes to convert the notes on or after the third anniversary of the issuance of the notes, if ISTA common stock has traded above certain thresholds. On the third anniversary of the issuance of the notes, ISTA will have the right to repurchase any outstanding notes at face value plus accrued and unpaid interest. In addition, on or after the third anniversary of the closing, holders of the notes will have the right to require ISTA to repurchase any outstanding notes at face value plus accrued and unpaid interest.

The notes will be convertible into ISTA common stock at an initial conversion price of $7.75 per share. The conversion price represents a premium of 22.2% to the $6.34 per share closing price of ISTA’s common stock on June 21, 2006.

The notes will be issued only to accredited investors in accordance with Section 4(2) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder. Neither the notes nor the underlying shares of common stock have been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. In connection with the private placement, ISTA has agreed to file a registration statement to register for resale the common stock issuable upon conversion of the notes.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of the senior subordinated convertible notes or any shares of common stock of ISTA that may be issued upon the conversion thereof, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About ISTA

ISTA is a specialty pharmaceutical company focused on the development and commercialization of unique and uniquely improved ophthalmic products. ISTA’s products and product candidates seek to address serious diseases and conditions of the eye such as dry eye, vitreous hemorrhage, diabetic retinopathy, hyphema, glaucoma, ocular pain and inflammation. Building on this pipeline, ISTA’s goal is to continue its growth as a specialty pharmaceutical company through a combination of its own product development efforts and by acquiring complementary product candidates. For additional information regarding ISTA, please visit ISTA Pharmaceuticals’ Website at http://www.istavision.com.

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. ISTA disclaims any intent or obligation to update any forward-looking statements. These forward-looking statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially from current expectations. For example, ISTA’s product pipeline and launch of its fixed combination eye drop product containing prednisolone acetate and tobramycin is subject to delays, risks, and uncertainties related to ISTA product development activities, including ISTA’s timely filing of such combination product’s NDA and the NDA’s acceptance and approval by the FDA. In addition, the closing of the private placement is subject to the satisfaction of certain closing conditions contained in the securities purchase agreement related to the private placement. The offering may not be completed or the timing for its completion could vary based on the timing of the satisfaction of such closing conditions, as well as risks and uncertainties related to changes in capital market conditions or in ISTA’s business prospects, results of operations or financial condition, and such other risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2005, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

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CONTACT:

ISTA Pharmaceuticals	Burns McClellan (for ISTA)
Vince Anido	Juliane Snowden-Andrew (investors)
(949) 788-5311	jsnowden-andrew@burnsmc.com
vanido@istavision.com	Laura Siino (investors)
or	lsiino@burnsmc.com
Lauren Silvernail	or
(949) 788-5302	Justin Jackson (media)
lsilvernail@istavision.com	jjackson@burnsmc.com
Jason Farber (media)
jfarber@burnsmc.com
(212) 213-0006